                             Prospectus Supplement
                     (To Prospectus dated August 4, 2000)


                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-41406

                          [LOGO OF ACT MANUFACTURING]


                                 $100,000,000

             7% Convertible Subordinated Notes due April 15, 2007 and the Common Stock Issuable upon Conversion of the Notes

                               ----------------

         This prospectus supplement relates to the resale by the holders of ACT Manufacturing, Inc. 7% Convertible Subordinated Notes Due April 15, 2007 and the shares of common stock, $.01 par value per share, issuable upon the conversion of the notes.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated August 4, 2000, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

         The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below:


                                           Principal Amount at
                                            Maturity of Notes                                  Number of Shares of
                                         Beneficially Owned That      Percentage of Notes      Common Stock That
                 Name                           May Be Sold               Outstanding             May Be Sold
                 ----                           -----------               -----------             -----------

BNP Arbitrage SNC                                $8,437,000                   8.437%                 196,666

BNP Cooper Neff Convertible Strategies
Fund, L.P.                                          563,000                   0.563                   13,123

BT Equity Opportunities                           1,000,000                   1.000                   23,310

BT Equity Strategies                              1,000,000                   1.000                   23,310

Credit Suisse First Boston Corporation            3,525,000                   3.525                   82,167

KBC Financial Products USA, Inc.                  3,000,000                   3.000                   69,930

Morgan Stanley Dean Witter Convertible
Securities Trust                                  1,000,000                   1.000                   23,310

Salomon Smith Barney Inc.                         2,425,000                   2.425                   56,526

Spear, Leeds & Kellogg                            1,000,000                   1.000                   23,310

Zurich HFR Master Hedge Fund Index, Ltd.            250,000                   0.250                    5,828

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         The Date Of This Prospectus Supplement Is September 28, 2000.